Exhibit 10.14

ULTA BEAUTY, INC.

AMENDED AND RESTATED 2011 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Ulta Beauty, Inc. (the “Company”) pursuant to the Amended and Restated Ulta Beauty, Inc. 2011 Incentive Award Plan (the “Plan”) hereby grants the number of Restricted Stock Units (each, an “RSU”) set forth below to the following individual, subject to the restrictions on transfer and forfeiture and such other limitations set forth herein and in the Plan. Each RSU entitles the Holder to receive an equal number of shares of common stock, par value $0.01 per share (“Shares”) at settlement, as described herein.

Name:	Address:

Grant Date

Total Number of RSUs Granted

Unless otherwise defined herein, capitalized terms shall have the same meanings set forth in the Plan.

1. Vesting Schedule. The RSUs are subject to the restrictions on transfer set forth in Section 2 and may be forfeited as provided in Section 4, until vested. Holder shall vest in the RSUs as follows:

[ADD VESTING SCHEDULE]

Notwithstanding the foregoing, all RSUs will fully vest and become payable if (i) Holder has a Termination of Service for reasons of death or disability or (ii) Holder has a Termination of Service without Cause within twelve (12) months following a Change in Control. For this purpose “Cause” shall mean, as determined in the sole discretion of the Administrator, the Holder’s (i) commission of a felony; (ii) dishonesty or misrepresentation involving the Company; (iii) serious misconduct in the performance or non-performance of his or her responsibilities to the Company (e.g., gross negligence, willful misconduct, gross insubordination or unethical conduct) or (iv) violation of any material condition of employment if Holder is an employee of the Company.

2. Limits on Transfer. Holder may not sell, pledge, transfer, subject to lien, assign or otherwise hypothecate the RSUs unless and until the RSUs have vested, and all other terms and conditions set forth herein and in the Plan have been satisfied. Any attempt to do so contrary to the provisions of this Award Agreement shall be null and void.

3. Non-Compete, Non-Solicitation and Confidential Information. The grant of the RSUs is subject to Holder either consenting to or having already consented to and abiding by the terms of the Confidential Information & Restrictive Covenants Agreement.

4. Forfeiture. Unless otherwise provided herein, all unvested RSUs shall be forfeited upon the Holder’s Termination of Service with the Company or the Holder’s violation of the Confidential Information & Restrictive Covenants Agreement.

5. Settlement and Payment of RSUs. The RSUs will become payable and settled in Shares equal to the number of RSUs then vesting, on the date the RSU vests as provided in Section 1 (each a “Payment Date”). The Company shall deliver the Shares electronically into a brokerage account designated by Holder and shall not be required to deliver actual physical Share certificates. The issuance of Shares in settlement of vested RSUs will be subject to tax withholding, as provided below.

6. Withholding. The Company has the authority to deduct or withhold, or require Holder to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign withholding taxes with respect to the Shares issued in settlement of vested RSUs. A Holder may elect to satisfy his tax obligation, in whole or in part: (i) with the consent of the Company, by surrendering Shares or having the Company withhold Shares otherwise issuable under this Award Agreement, in each case with a Fair Market Value on the date of such surrender or withholding equal to the minimum amount of the tax withholding obligation or (ii) by payment in cash or check. Notwithstanding anything to the contrary herein, if the Holder made no such election or the tax obligation arises during a period in which the Holder is prohibited from trading under any policy of the Company or by reason of the Securities Exchange Act of 1934, then the tax withholding obligation shall automatically be satisfied by the Company withholding Shares having a Fair Market Value equal to the minimum amount of the tax withholding obligation. No Shares will be delivered to Holder in settlement of vested RSUs under Section 5 unless and until all tax withholding obligations have been satisfied.

7. Rights as Stockholder. The RSUs awarded under this Award Agreement do not confer upon Holder any rights as a stockholder, including but not limited to any right to vote or receive dividends. To the extent that dividends are paid on Shares, Holder shall be entitled to receive with respect to the RSUs, dividend equivalent amounts equal to the regular cash dividend payable to holders of Shares (to the extent regular cash dividends are paid) as if Holder were an actual shareholder with respect to the number of Shares equal to his outstanding RSUs (the “Dividend Equivalents”). Participant’s rights to Dividend Equivalents shall cease upon forfeiture or payment of the RSUs. The aggregate amount of such Dividend Equivalents shall be held by the Company, without interest thereon, and paid to Participant as of the next payroll period after each Payment Date applicable to the RSUs to which such Dividend Equivalents relate become payable. Any Dividend Equivalents held by the Company on RSUs which do not vest, shall be forfeited and retained by the Company.

8. Employment. This Award Agreement does not constitute a contract of employment, and does not confer upon Holder the right to be retained in the employ of the Company or any Subsidiary. In addition, nothing in the Plan or this Award Agreement shall be interpreted to interfere with or limit in any way the right of the Company to terminate Holder’s employment or services at any time.

9. No Additional Rights. Participation in the Plan is voluntary. The value of the RSUs is an extraordinary item that is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided in such plans. Rather, the awarding of the RSUs under the Plan represents a mere investment.

10. Limitations on Plan Rights. The RSUs are granted under and governed by the terms and conditions of the Plan. By acceptance of the RSUs, Holder acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the RSUs under the Plan is a one-time benefit and does not create any contractual or other rights in Holder to receive a grant of stock or benefits in lieu of RSUs in the future. Future grants of RSUs, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the number of RSUs, and vesting provisions. The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time. By acceptance of the Restricted Stock Unit Award, Holder consents to the provisions of the Plan and this Award Agreement.

COMPANY:

ULTA BEAUTY, INC., a Delaware corporation

By:
Name:
Title:

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